                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     FIRST MARINER BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 TO BE HELD TUESDAY, MAY 4, 1999, AT 9:00 A.M.
                                       AT
                          SPARROWS POINT COUNTRY CLUB
                                919 WISE AVENUE
                           BALTIMORE, MARYLAND 21222

                            ------------------------

    The Annual Meeting of Stockholders of First Mariner Bancorp, a Maryland corporation, will be held on May 4, 1999, at 9:00 a.m., local time, at the Sparrows Point Country Club, 919 Wise Avenue, Baltimore, Maryland 21222 to consider and vote upon:

    1. The election of eight directors, five to serve until the Annual Meeting of Stockholders to be held in 2002 and three to serve until the Annual Meeting of Stockholders to be held in 2000, and until their successors are duly elected and qualified.

    2. Ratification of the selection of KPMG LLP, to serve as the Company's independent auditors for the 1999 fiscal year.

    3. Any other matters that may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 12, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Accompanying this notice is a proxy statement and proxy card. Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to or at the meeting by written notice to the Company.

    You are cordially invited to attend the meeting in person.

                                        By Order of the Board of Directors,

                                        Eugene A. Friedman
                                        SECRETARY

April 5, 1999

                             FIRST MARINER BANCORP
                           1801 SOUTH CLINTON STREET
                           BALTIMORE, MARYLAND 21224

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD ON TUESDAY, MAY 4, 1999 AT 9:00 A.M.

                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

    The enclosed proxy is solicited by the Board of Directors of First Mariner Bancorp (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 4, 1999 at Sparrows Point Country Club, 919 Wise Avenue, Baltimore, Maryland 21222. The proxy is revocable at any time prior to or at the Meeting by written notice to Eugene A. Friedman, Secretary of the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and employees of the Company who will not be specifically compensated for soliciting such proxies. In addition, the Company has retained MacKenzie Partners, Inc. as proxy solicitors to provide certain services in connection with the solicitation of proxies. The fee for these services is $2,500 plus expenses, which will be paid by the Company. Brokers and other persons will be reimbursed for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Stock of the Company registered in names of nominees. This proxy material is being sent to the Company's stockholders on or about April 5, 1999.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Stockholders of record at the close of business on March 12, 1999 (the "Record Date"), are entitled to notice of and to vote at the Meeting. As of the close of business on that date, there were outstanding and entitled to vote 3,166,813 shares of Common Stock, $.05 par value ("Common Stock"), each of which is entitled to one vote.

    The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Meeting shall constitute a quorum. The affirmative vote of a majority of all shares voted at the Meeting is sufficient for the approval of Proposals One and Two described in this Proxy Statement. An abstention or broker non-vote is included for purposes of determining the presence or absence of a quorum for the transaction of business but is not included in calculating votes cast with respect to the Proposals. The Company designates individuals to serve as the Inspectors of Elections for purposes of tallying shares voted. The Inspectors of Elections will be present at the Meeting.

    All proxies will be voted as directed by the stockholder on the proxy card. A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

    - FOR the nominees for directors named below.

    - FOR ratification of the selection of KPMG LLP as the Company's independent auditors for the 1999 fiscal year.

    - Proxies will be voted in the discretion of the holder with respect to such other business as may properly come before the Meeting or any adjournments thereof.

    It is anticipated that the Company's directors and officers will vote their shares of common stock in favor of the nominees for election to the Board of Directors listed herein and for the ratification of the selection of KPMG LLP as the Company's auditors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock; (ii) each of the Company's directors and director nominees; and
(iii) all directors and executive officers of the Company as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. The address of each person named below is the address of the Company.

NAME AND ADDRESS                                                           NUMBER OF SHARES   PERCENT OF CLASS(1)
-------------------------------------------------------------------------  -----------------  -------------------
Edwin F. Hale, Sr.(2)....................................................       1,017,030              27.43%
Barry A. Bondroff(3).....................................................          20,296                .64%
Edith B. Brown (4).......................................................           1,000                 --
Rose M. Cernak(5)........................................................          26,841                .85%
Joseph A. Cicero(6)......................................................          19,700                .62%
Christopher P. D'Anna(7).................................................          16,431                .52%
Howard Friedman..........................................................           2,000                 --
Bruce H. Hoffman(8)......................................................          26,493                .84%
Melvin S. Kabik(9).......................................................          15,821                .50%
Michael J. Lynch (10)....................................................            1050                 --
George H. Mantakos(11)...................................................          33,500               1.05%
Jay J.J. Matricciani(12).................................................          22,441                .71%
Walter L. McManus, Jr.(13)...............................................          88,073               2.76%
James P. O'Conor(14).....................................................          26,900                .85%
John J. Oliver, Jr. (15).................................................           1,000                 --
Patricia Schmoke, MD.....................................................               0                 --
Hanan Y. Sibel(16).......................................................          20,876                .66%
Leonard Stoler(17).......................................................          22,990                .72%
Michael R. Watson(18)....................................................              35                 --
All directors and executive officers as a group (19 persons)(19).........       1,362,247              35.62%

------------------------

 (1) Includes shares of Common Stock subject to options or warrants held by the named individual which are exercisable as of, or within 60 days of December 31, 1998. The address of all individuals named in the table is 1801 South Clinton Street, Baltimore, Maryland 21224.

 (2) Includes warrants to purchase 408,839 shares and options to purchase 132,000 shares and 2,530 shares in his Individual Retirement Account.

 (3) Includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

 (4) Includes 330 shares owned by her husband over which she may be deemed to have beneficial ownership.

 (5) Includes 11,000 shares held jointly with her husband; 3000 shares owned by her husband; 3500 shares held by the Rosewood Group, Inc., of which she is the owner; also includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

 (6) Includes options to purchase 16,500 shares.

 (7) Includes 11,000 shares held by D'Anna Family Enterprise, LLC, of which he is a member; also includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

 (8) Includes 17,800 shares held jointly with his wife; also includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

 (9) Includes 11,000 shares held jointly with his wife; also includes warrants to purchase 3,666 shares and options to purchase 1,100 shares.

(10) Owns shares individually.

(11) Includes 4,400 shares held in an Individual Retirement Account and 1,100 shares held jointly with his wife; also includes warrants to purchase 5,500 shares and options to purchase 22,550 shares.

(12) Includes 5,300 shares held jointly with his wife, 1,100 shares held in an Individual Retirement Account, and 11,000 shares held by Matro Properties, of which he is a partner; also includes warrants to purchase 3,666 shares and options to purchase 1,320 shares.

(13) Includes warrants to purchase 18,333 shares and options to purchase 1,320 shares.

(14) Includes warrants to purchase 11,000 shares and options to purchase 1,100 shares.

(15) Own shares individually.

(16) Includes warrants to purchase 3,666 shares and options to purchase 1,210 shares.

(17) Includes warrants to purchase 5,500 shares and options to purchase 990 shares.

(18) Owns shares individually.

(19) Includes warrants to purchase 474,834 shares and options to purchase 183,100 shares.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    The Board proposes the election of the eight directors named below, five directors to hold office for a three year term until the Annual Meeting of Stockholders to be held in the year 2002 and three directors to hold office until the Annual Meeting of Stockholders to be held in the year 2000 and until the election and qualification of their successors. All of the nominees are now directors of the Company except Howard Friedman and Dr. Patricia Schmoke. The directors whose terms have not expired will continue to serve as directors until the expiration of their respective terms in accordance with the Company's Charter and By-Laws. It is not contemplated that any of the nominees will become unavailable to serve, but if that should occur before the Meeting, proxies that do not withhold authority to vote for the nominees listed below will be voted for another nominee, or nominees, selected by the Board of Directors. The Board of Directors of the Company recommends that stockholders vote FOR election of all nominees.

    The following table sets forth certain information concerning the nominees for election.

                       NOMINEES FOR ELECTION AS DIRECTORS

TERM TO EXPIRE IN 2002

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
Edwin F. Hale, Sr........................................................          52           1995
Barry B. Bondroff........................................................          50           1995
Bruce H. Hoffman.........................................................          51           1995
Walter L. McManus, Jr....................................................          56           1995
James P. O'Conor, Jr.....................................................          70           1995

    EDWIN F. HALE, SR. is Chairman and Chief Executive Officer of the Company and of First Mariner Bank (the "Bank"). He also is Chairman and Chief Executive Officer of Hale Trans, Inc,. the parent company of both Hale Intermodal Transport Co., and Hale Intermodal Marine Co., private Baltimore-based trucking and shipping companies which he founded in 1975 and 1984, respectively. He is the Chairman and Chief Executive Officer of Hale Trucks of Maryland, LLC, the parent company of both Peterbilt of Central Maryland, LLC, and Volvo Truck, North America, Inc., organized in 1997 and 1998, respectively. He is also the Chairman of the Baltimore Blast Corp., an indoor soccer franchise. Mr. Hale is the former Chairman of the Board and Chief Executive Officer of Baltimore Bancorp, which is now First Union Bancorp.

    BARRY B. BONDROFF has been the managing officer of Grabush, Newman & Co., P.A. a certified public accounting firm, since 1982. Mr. Bondroff is a member of the American Institute of Certified Public Accountants, and is a former member of the Board of Directors of Baltimore Bancorp.

    BRUCE H. HOFFMAN has served as the executive director of the Maryland Stadium Authority since 1989. Mr. Hoffman is responsible for the operation and maintenance of Oriole Park at Camden Yards, the Baltimore Convention Center, the Ocean City Convention Center, and operation of the National Football League stadium for the Baltimore Ravens, Baltimore's NFL professional football team. He is a former member of the Board of Directors of Baltimore Bancorp.

    WALTER L. MCMANUS, JR. has served as president of Castlewood Realty Co. Inc., a commercial real estate company, since 1970.

    JAMES P. O'CONOR has served as chairman and chief executive officer of O'Conor, Piper & Flynn, a real estate brokerage company, since 1984. He is a former member of the Board of Directors of Baltimore Bancorp.

TERM TO EXPIRE IN 2000

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
Howard Friedman..........................................................          33           1999
Michael J. Lynch.........................................................          39           1998
Patricia Schmoke, MD.....................................................          45           1999

    HOWARD FRIEDMAN has been the Chairman of Arca Capital, since 1997, and the Publisher and CEO of Water Press, since 1987.

    MICHAEL J. LYNCH is the Vice President of The General Ship Repair, a ship repair company, and has been with the company since 1982.

    PATRICIA SCHMOKE, MD is a practicing pediatrician at Liberty Medical Center and Sinai Hospital.

                              CONTINUING DIRECTORS

    The directors of the Company whose terms have not expired, their ages, the years in which their terms expire and year in which they became directors are as follows:

TERM EXPIRES IN 2000

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
Joseph A. Cicero.........................................................          54           1996
Melvin S. Kabik..........................................................          74           1995
Jay J.J. Matricciani.....................................................          57           1995
John J. Oliver, Jr.......................................................          53           1997
Hanan Y. Sibel...........................................................          67           1995
Leonard Stoler...........................................................          68           1995

    JOSEPH A. CICERO is the President of the Company and Chief Operating Officer of the Bank. Mr. Cicero was Maryland Area President of First Union Bank during 1996 and Maryland Area President for First Fidelity Bank from November, 1994 to December, 1995. Prior thereto, he was Executive Vice President and Chief Financial Officer and Director of Baltimore Bancorp from January, 1992 to November, 1994.

    MELVIN S. KABIK operates his own commercial real estate company. He previously owned and operated Eddie's Supermarkets in Baltimore, Maryland. He is a former member of the Board of Directors of Baltimore Bancorp.

    JAY J. J. MATRICCIANI has served as president of The Matricciani Company, a utility and paving contractor, since 1992. He is also a partner of Matro Properties, a heavy equipment rental company.

    JOHN J. OLIVER, JR. is the CEO and Publisher of the Afro-American
Newspapers.

    HANAN Y. SIBEL has served as chairman and chief executive officer of Chaimson Brokerage Co., Inc., a food brokerage company, since 1970.

    LEONARD STOLER has been the owner and president of Len Stoler Inc., an automobile dealership, since 1968.

TERM EXPIRES IN 2001

NAME                                                                           AGE      DIRECTOR SINCE
-------------------------------------------------------------------------      ---      ---------------
Edith B. Brown...........................................................          66           1998
Rose M. Cernak...........................................................          68           1995
Christopher D'Anna.......................................................          34           1995
George H. Mantakos.......................................................          56           1994
Michael R. Watson........................................................          56           1998

    EDITH B. BROWN has served as the Director of Public and Community Relations at Centre Management, a sports and entertainment arena, since 1979.

    ROSE M. CERNAK has served as president of Olde Obrycki's Crab House, Inc., since 1995. Prior thereto, Ms. Cernak acted as a general manager and vice president of Obrycki's. She is a former member of the Board of Directors of Baltimore Bancorp.

    CHRISTOPHER P. D'ANNA is an executive vice president of Mars Super Markets, Inc., a regional supermarket chain, and has been employed with Mars in various capacities for more than five years.

    GEORGE H. MANTAKOS is Executive Vice President of the Company, and the President of the Bank. Mr. Mantakos previously served as President of the Company and Chief Executive Officer for the Bank. Mr. Mantakos began his banking career with Union Trust Company (now First Union Bank). In 1985, he resigned his position as senior vice president in charge of the Corporate and Commercial Banking Division of Union Trust to become president and chief executive officer of Fairview Federal. Fairview Federal was acquired by Columbia Bancorp in June 1992. Mr. Mantakos was appointed to the Board of Directors of Columbia Bancorp and to the Executive Committee/Board of Directors of the Columbia Bank. He resigned from these positions to become a founder and organizer of Maryland Bank, FSB, the predecessor of the Bank.

    MICHAEL W. WATSON has served as the President of the Association of Maryland Pilots, since 1983.

                         BOARD MEETINGS AND COMMITTEES

    During 1998, the Board of Directors met twelve times, the Audit Committee met three times, and the Compensation Committee met three times. Each director attended seventy-five percent or more of all meetings of the Board of Directors and committees of the Board on which he or she served.

    The Executive Committee of the Board of Directors serves as the Nominating Committee. The Executive Committee consists of Edwin F. Hale, Sr. (Chairman), Barry B. Bondroff, Joseph A. Cicero, Bruce H. Hoffman, Melvin S. Kabik, George
H. Mantakos, and Walter L. McManus, Jr. In its capacity as the Nominating Committee, the Executive Committee selects qualified persons as nominees for election by the stockholders to the Company's Board of Directors. Its recommendations are presented to the Board of Directors at regularly scheduled meetings. The Executive Committee will also consider those recommendations by stockholders which are submitted in writing to the Secretary of the Corporation, giving the recommended candidates name, biographical data and qualifications. The Executive Committee met one time in 1998 in its capacity as the Nominating Committee.

    The Audit Committee of the Board of Directors consists of Walter L. McManus (Chairman) and Jay Matricciani. The Committee recommends to the Board the selection of the independent public accountants, reviews the financial statements with such accountants, discusses with the accountants and management other results of the audit, and oversees internal accounting procedures and controls. The Audit Committee also reviews, considers and makes recommendations regarding proposed related party transactions, if any.

    The Compensation Committee of the Board of Directors consists of Barry B. Bondroff (Chairman), James P. O'Conor, and Hanan Y. Sibel. The Committee reviews and determines salaries and other benefits for executive and senior management of the Company and its subsidiaries, reviews and determines the employees to whom stock options are to be granted and the terms of such grants, and reviews the selection of officers who participate in incentive and other compensation plans and arrangements.

                             DIRECTOR COMPENSATION

    Directors receive fees for their services, and are reimbursed for expenses incurred in connection with their service as directors. Directors received $400 for each Board meeting attended through September and $500 for each Board meeting attended thereafter. Directors receive no compensation for attending other committee meetings.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock made all required filings during the fiscal year ended December 31, 1998 except that one report on Form 4 of Bruce H. Hoffman was filed late and reports on Form 3 for Edith B. Brown, Michael J. Lynch and Michael R. Watson were filed late.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company and the Bank for the last three fiscal years to the Chief Executive Officer of the Company and the Bank and to any other executive officer of the Company or the Bank who received compensation in excess of $100,000 during any of the last three fiscal years of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                              ANNUAL COMPENSATION              COMPENSATION
                                                     -------------------------------------  ------------------
                                                                             OTHER ANNUAL       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR       SALARY      BONUS     COMPENSATION   UNDERLYING OPTIONS  COMPENSATION
----------------------------------------  ---------  ----------  ----------  -------------  ------------------  -------------
Edwin F. Hale, Sr.......................       1998  $  250,000  $  300,000    $  12,238(2)        132,000        $   2,500(1)
  Chairman of the Board and Chief              1997  $  200,000  $  100,000    $  12,050(2)                       $   1,260(1)
  Executive Officer of the Company and         1996  $   50,000                $  12,048(2)
  the Bank

Joseph A. Cicero(3).....................       1998  $  175,000  $   25,000                         16,500        $   2,500(1)
  President of the Company and Chief           1997  $  150,000                                                   $   1,299(1)
  Operating Officer of the Bank                1996  $    9,135

George H. Mantakos......................       1998  $  125,000  $   45,000    $   4,139(2)         11,000        $   2,136(1)
  Executive Vice President of the              1997  $  110,000  $   20,000    $   4,000(2)                       $   1,580(1)
  Company and President of the Bank            1996  $  110,000  $   20,000    $   3,000(2)

------------------------

(1) The amount disclosed represents the matching funds under the Company's 401(K) Plan.

(2) The amount disclosed represents car lease payments made by the Company on behalf of Mr. Hale and Mr. Mantakos, respectively.

(3) Mr. Cicero started with the Company in December, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

    No stock options were exercised by the executive officers named in the Summary Compensation Table during 1998. The following table sets forth certain information regarding unexercised options held by the Named Executive Officers as of December 31, 1998.

                                                    AGGREGATE FISCAL YEAR-END OPTION VALUES
                                          ------------------------------------------------------------
                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                           OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS AT
                                                       (#)                  FISCAL YEAR-END ($)(1)
                                          -----------------------------  -----------------------------
NAME                                      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------------------  -----------  ----------------  -----------  ----------------
Edwin F. Hale, Sr.......................     132,000(2)               --  $ 524,320                 --
Joseph A. Cicero........................      16,500(2)               --     65,546                 --
George H. Mantakos......................      22,550(2)               --     89,580                 --

------------------------

(1) The closing price of the Common Stock on December 31, 1998 was $13.0625.

(2) The exercise price of these options is $9.09 per share.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

    The Bank has a key man life insurance policy on Mr. Hale in the amount of $10,000,000.

    The Company and the Bank are parties to an Employment Agreement with George
H. Mantakos dated May 1, 1995, pursuant to which Mr. Mantakos is employed as the President of the Bank. This Employment Agreement will expire on May 1, 1999. The agreement provides for an annual salary of $110,000 which will be adjusted on the anniversary date of the agreement to an amount to be approved by the Board of Directors. Mr. Mantakos is entitled to participate in any management bonus plans established by the Bank and to receive all benefits offered to employees. Mr. Mantakos will, at the discretion of the Chairman, have the opportunity to receive a bonus in a maximum amount of $20,000 per year. Mr. Mantakos receives the use of an automobile provided by the Bank. The term of the Employment Agreement is one year, expiring in 1999 and, if not terminated within 90 days of its termination date, is automatically renewed for one additional year, provided, however, that the Board of Directors of the Bank may terminate the agreement at any time. In the event of involuntary termination for reasons other than gross negligence, fraud or dishonesty (or in the event of the material diminution of or interference with Mr. Mantakos' duties, or a change of control of the Bank), the Bank is obligated to pay Mr. Mantakos his salary through the remaining term plus additional severance equal to the then current annual salary, but not less than $110,000. In such event, Mr. Mantakos is permitted to exercise all options, and warrants held by him, and the Company is obligated to repurchase all or part of Mr. Mantakos' Common Stock.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board consists of Messrs. Bondroff, O'Conor and Sibel, who are non-employee directors and have no interlocking relationship or insider participation as defined by the Securities and Exchange Commission.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The objectives of the Company's management compensation policy are to attract and retain the best available executive officers; to motivate them to achieve the goals set forth in the Company's business plan; to link executive and stockholder interest through equity-based compensation; and to provide a compensation package that recognizes the executive's contribution, as well as the Company's performance, measured by both short-term and long-term achievements.

    The management compensation policy and the general compensation policies of the Company are established by the Compensation Committee of the Board (the "Committee"). The Committee formulates the compensation policy and specific compensation levels for executive officers and administers the Company's stock option plans.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Committee believes that the compensation of the Chief Executive Officer, Edwin F. Hale, Sr., should be based largely upon corporate performance relative to the Company's business plan. In setting Mr. Hale's salary and bonus, the Committee considered the key role Mr. Hale plays in the development and expansion of the Company, its substantial growth, the increase in public awareness of the Company and the development of commercial and consumer business of the Bank.

    In 1995, Mr. Hale acquired a significant financial position in the Company's predecessor and changed the name to First Mariner Bancorp. He developed a business plan which emphasized rapid growth, branch expansion, market awareness, a strong capital base and the generation of profits within a short time frame.

    Largely through Mr. Hale's efforts, personal contact and his own financial resources, the Company generated capital in 1995 and 1996 through private placements. The Company then undertook an initial public offering in December, 1996 to generate significant additional capital and to offer stock in the public market. This public offering was very successful largely due to the efforts of Mr. Hale and his image and reputation in the market and community.

    After the success of the capital generation program, the Company with Mr. Hale's leadership, implemented its business plan of expansion of branch locations and growth in loans and deposits. During the period mid-1995 to the end of 1998, the Corporation increased its branch locations to twenty two from two while assets grew twenty times to $497 million at year end 1998. According to investment banking sources, the Company's growth rate was the second fastest in the United States. Public awareness of the Company and the Bank's customer base have also increased substantially over this period. The Company recorded its first profitable quarter in early 1997 and has increased its earnings each quarter thereafter.

    In establishing Mr. Hale's base salary for 1998, the Committee reviewed his performance for the prior year, including the extraordinary growth achieved by the Bank, the significant increase in profitability and the enhanced awareness and reputation of the Company in the Grater Baltimore market. The Committee, in determining Mr. Hale's bonus for 1998, considered, in addition to the factors above, the successful issuance of Trust Preferred securities which enhanced the Company's capital base and the successful disposition of the Company's interest in Glen Burnie Bancorp stock, which contributed significant profits in 1998.

    The successes listed above were largely the result of Mr. Hale's leadership and his commitment to the success of the Company.

COMPENSATION OF OTHER EXECUTIVE OFFICERS

    Recommendations regarding the base salary of the Executive Officers, other then the Chief Executive Officer, are made to the Compensation Committee by the Chief Executive Officer and either approved or modified by the Compensation Committee. The recommendation as to the bonus paid to each Executive Officer is based upon a review of the performance of these officers during the prior year by the Chief Executive Officer and includes the factors described in the preceding section on compensation of the Chief Executive Officer. The Compensation Committee concurred with the recommendations made by the Chief Executive Officer.

SUBMITTED BY THE COMPENSATION
COMMITTEE OF FIRST MARINER
BANCORP BOARD OF DIRECTORS

Barry B. Bondroff, Chair
James P. O'Conor
Hanan Sibel

                               PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Common Stock, since its 1996 initial public offering, with the performance of a broad market index and a nationally-recognized industry standard assuming in each case both an initial $100 investment and reinvestment of dividends. The Company has selected the Nasdaq Market Index as the relevant broad market index because prices for the Company's Common Stock are quoted on Nasdaq National Market. Additionally, the Company has selected the Middle Atlantic Bank Index as the relevant industry standard because such index consists of financial institutions which are headquartered in the mid Atlantic region and the Company believes that such institutions generally possess assets, liabilities and operations more similar to the Company than other publicly-available indices. However, given the short history of the Company's operations and its rapid growth, the Company believes no truly appropriate comparative index exists.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FIRST MARINER BANCORP   MIDDLE ATLANTIC BANK INDEX   NASDAQ MARKET INDEX
1996                      $100.00                     $100.00                $100.00
1997                      $123.08                     $163.09                $122.32
1998                      $110.54                     $179.52                $172.52

    Due to the fact that the Company only went public in December 1996 at $12 per share, the following chart reflects performance for 1997 and 1998 only.

                                                                                          DECEMBER 31
                                                                             -------------------------------------
                                                                               1996          1997          1998
                                                                             ---------  ---------------  ---------
First Mariner Bancorp......................................................  $  100.00     $  123.08     $  110.54
Middle Atlantic Bank Index.................................................  $  100.00     $  163.09     $  179.52
Nasdaq Market Index........................................................  $  100.00     $  122.32     $  172.52

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has had in the past, and expects to have in the future, banking transactions in the ordinary course of business with directors and executive officers on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other unaffiliated persons and, in the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

    The Bank has seven full-service branches with ATMs and seven non-branch ATMs in Mars Super Markets. The Bank pays rent of $35,000 per year to Mars Super Markets, Inc. for approximately 200-500 square feet of space in each of the stores where branches are located. The Bank also bears all costs of construction of each branch. The Bank, however, incurs no charge from Mars in connection with the installation of ATMs. The Bank may open additional branches in Mars Super Markets in the future. The terms of the arrangement are described in a Master Lease Agreement between the Company and Mars dated March 1, 1996. Christopher P. D'Anna, Executive Vice President of Mars Super Markets, Inc., is a member of the Board of Directors of the Company and the Bank. Dennis C. McCoy, formerly the Chief Executive Officer and General Counsel of Mars Super Markets, Inc., was also a member of the Board of Directors of the Company and the Bank until July, 1998.

    The Company entered into a 16 year Lease Agreement dated November 1, 1997, amended and restated on October 1, 1998, with Hale Properties, L.L.C., a wholly owned corporation of Edwin F. Hale, Sr. for the premises that has a full service branch of the Bank and the headquarters and executive offices of the Bank and the Company at 1801 South Clinton Street, Baltimore, Maryland. The Company pays rent of $566,988 per year. Mr. Hale is the Chairman and Chief Executive Officer of the Company.

    The Company entered into a 16 year Lease Agreement dated September 1, 1998, amended and restated on October 1, 1998, with Building No 2, L.L.C., a wholly owned corporation of Edwin F. Hale, Sr. for the premises that has served as the operations center of the Company at 1516 Baylis Street, Baltimore, MD 21224. The Company pays the rent of $132,000 per year.

                                 PROPOSAL TWO:
                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of KPMG LLP as independent public accountants for the Company for 1998. KPMG LLP has served the Company in such capacity since May, 1994.

    The Company has been informed that neither KPMG LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company and during the past three years has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

    A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement, if such representative so desires, and to be available to respond to appropriate questions.

    The Board of Directors of the Company recommends that stockholders vote FOR the ratification of selection of such firm.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to be included in the proxy statement and voted on by the stockholders at the Annual Meeting of Stockholders to be held in May 2000 must submit in writing proposals, including all supporting materials, to the Company at its principal executive offices no later than

November 24, 1999 (120 days before the date of mailing based on this year's proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, the Company will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not disclosed in the Company's 2000 proxy statement if the Company has not received written notice of such proposal by February 6, 2000 (45 days before the date of mailing based on this year's proxy statement date).

                                 ANNUAL REPORT

    THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1998 IS ENCLOSED HEREWITH. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON A WRITTEN REQUEST DIRECTED TO EUGENE A. FRIEDMAN, SECRETARY, FIRST MARINER BANCORP, 1801 SOUTH CLINTON STREET, BALTIMORE, MARYLAND 21224.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to be presented for action at the Meeting, but if any other business should properly come before the Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder in their discretion.

                                          By Order of the Board of Directors,

                                          Eugene A. Friedman
                                          SECRETARY

                      SOLICIATED BY THE BOARD OF DIRECTORS
                             FIRST MARINER BANCORP
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 4, 1999

    The undersigned stockholder of First Mariner Bancorp (the "Company") hereby appoints Kevin M. Healey and Eugene A. Friedman and each of them acting singly, with full power of substitution, the attorneys and proxies of the undersigned and authorizes them to represent and vote on behalf of the undersigned as designated all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 4, 1999, and at any adjournment or postponement of such meeting for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees, if any of the named nominees for Director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders and Proxy Statement. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.If this proxy is returned without direction being given, this proxy will be voted FOR proposals 1 and 2. The undersigned acknowledges receipt of the Company's 1998 Annual Report and the Notice of the Annual Meeting of the Company.

        (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)      SEE REVERSE
                                                                     SIDE

                Please Detach and Mail in the Envelope Provided

/X/ Please mark your
    votes as in this
    example

                                WITHHOLD
                                AUTHORITY
                                 TO VOTE
                                 FOR ALL
                   FOR ALL       NOMINEES
               NOMINEES LISTED  LISTED AT
                  AT RIGHT        RIGHT    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2   FOR    AGAINST  ABSTAIN


1.  Election of     / /           / /       NOMINEES:                 2. Ratification of Appointment        / /       / /     / /
    Class II                                  Edwin F. Hale, Sr.         of KPMG Peat Marwick,
    Directors for a                           Barry B. Bondroff          Certified Public
    Three-Year Term                           Bruce H. Hoffman           Accountants, as independent
                                              Michael J. Lynch           auditors of the Company for
                                              Walter L. McManus, Jr.     the fiscal year ending
                                              James P. O'Connor          December 31, 1999.
                                              Howard Friedman
                                              Patricia Schmoke

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING                           PLEASE MARK, SIGN, DATE AND RETURN CARD PROMPTLY USING THE
NOMINEE(S):                                                            ENCLOSED ENVELOPE.

---------------------------------------------

                                        MARK HERE FOR   / /    MARK    / /
                                       ADDRESS CHANGE        HERE FOR
                                       AND NOTE BELOW        COMMENTS




Signature __________  Date _____, 1998  Signature __________  Date _____, 1999

Note: Please sign exactly as your name appears on stock certificate. If acting as attorney, executor, trustee, guardian, or in other representative capacity, sign name and title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If held jointly, both parties must sign and date.